EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

Settlement Agreement and Release, dated August 12, 2008, effective as of July 25, 2008 (this "Agreement"), among Emerald Asset Management, Inc., a Delaware corporation with an address at 5 Dogwood Lane, Lawrence, New York 11559 (“Emerald”), Yitz Grossman, an individual with an address at 5 Dogwood Lane, Lawrence, New York 11559 (“Grossman” and, together with Emerald, “Consultant”), New York Health Care, Inc., a New York corporation with an address at 1850 McDonald Avenue, Brooklyn, New York 11223 (“New York Health Care”), The BioBalance Corporation, a Delaware corporation with an address at 1850 McDonald Avenue, Brooklyn, New York 11223 (“BioBalance” and, together with New York Health Care, the “Company”). Emerald, Grossman, BioBalance and New York Health Care are collectively referred to as the “parties”.

1 RECITALS

A. The Company and Consultant were signatories to a Settlement Agreement, dated as of March 1, 2006, as amended on April 17, 2006, a copy of which is annexed hereto as Exhibit A (the “2006 Settlement Agreement”).

B. On August 21, 2006, the Company unilaterally rescinded the 2006 Settlement Agreement.

C. On or about April 24, 2008, Consultant delivered to the Company a notice demanding that the Company perform its obligations under the Settlement Agreement.

D. The parties desire to resolve all disputes among them (collectively, the “Disputed Matters”) on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1. Termination of 2006 Settlement Agreement. The parties acknowledge and agree that the 2006 Settlement Agreement has been terminated in all respects, and that no party has any further obligations of any nature whatsoever to any other party thereunder. In connection therewith, the parties acknowledge and agree that the provisions of Sections 2, 3, 4, 5 and 6 of this Agreement have been complied with by the parties.

2. Settlement Consideration. In consideration for the settlement of the Disputed Matters, including Consultant’s agreement to terminate the 2006 Settlement Agreement, the Company has agreed to (a) make the Cash Payment (as defined below) to Consultant, (b) cause its newly-formed indirectly wholly-owned subsidiary, BioBalance LLC, a Delaware limited liability company (“BBAL LLC”), to enter into a membership interest subscription agreement with Grossman, or an entity of which Grossman owns 100% of the outstanding equity interests (the “Grossman Member”), for membership interests of BBAL LLC representing, immediately following the issuance thereof, 33-1/3% of the issued and outstanding membership interests of BBAL LLC on the terms described below and (c) enter into a one-year consulting agreement with Grossman on the terms described below.

3. Cash Payment. Concurrently with the execution and delivery of this Agreement, in partial consideration for the settlement of the Disputed Matters, the Company shall deliver to Consultant a cash payment of Six Hundred Fifty Thousand Dollars ($650,000) (the “Cash Payment”).

4. Membership Interest Subscription Agreement. On or prior to the date hereof, BioBalance has contributed its intellectual property assets to BBAL LLC. Concurrently with the execution and delivery of this Agreement, in partial consideration for the settlement of the Disputed Matters, BBAL LLC and the Grossman Member shall execute and deliver a membership interest subscription agreement, in the form annexed hereto as Exhibit B (the “Subscription Agreement”), pursuant to which BBAL LLC shall issue to Grossman or his assigns membership interests of BBAL LLC representing 33-1/3% of the issued and outstanding membership interests of BBAL LLC.

5. Consulting Agreement. Concurrently with the execution and delivery of this Agreement, BioBalance and Grossman will enter into a one-year consulting agreement, in the form annexed hereto as Exhibit C (the “Consulting Agreement”), pursuant to which Grossman will serve as a consultant to BioBalance at an annual base salary of $180,000, and will be entitled to a bonus contingent on an increase in the valuation of BioBalance determined in accordance with the terms of the Consulting Agreement.

6. Funding of BBAL LLC by New York Health Care. As a condition to entering into the Consulting Agreement, New York Health Care shall have advanced to BBAL LLC not less than Two Million Dollars ($2,000,000), with such funds to be allocated solely for use by BBAL LLC for the purposes of, among other things, (a) conducting further studies on Probactrix®, (b) start-up production, stability testing and storage of product, (c) funding clinical research organization and Mayo Clinic costs and (d) administrative and overhead expenses directly related to the foregoing.

7. Release of Claims Against the Company and its Affiliates.

(a) Each of Emerald and Grossman, for themselves and on behalf of their respective successors, assigns, agents, representatives, heirs and legal representatives (collectively, “Grossman Releasors”), hereby release and forever discharge New York Health Care and BioBalance, and New York Health Care’s and BioBalance’s respective affiliates, stockholders, directors, officers, employees, agents, and representatives and their respective successors and assigns (collectively, “Company Releasees”) from any and all claims, demands, damages, debts, losses, actions, or causes of action of any kind whatsoever, known or unknown, accrued or to accrue, which any Grossman Releasor could assert against any Company Releasee with respect to any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including, but not limited to, claims arising from any Disputed Matter, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise (collectively, “Section 7 Claims”), other than Section 7 Claims arising out a breach by the Company of this Agreement or the other agreements entered into by the Company and its affiliates on the date hereof in connection with this Agreement.

For purposes of this Agreement, an “affiliate” of a person or entity means any other person or entity controlling, controlled by, or under common control with, such person or entity.

(b) Each of Emerald and Grossman represents and warrants that it is the current legal and beneficial owner of all Section 7 Claims released hereby and has not assigned, pledged or contracted to assign or pledge any such Section 7 Claim to any other person or entity. Each of Emerald and Grossman shall indemnify, defend and hold harmless the Company Releasees from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages asserted against any Company Releasee by any third party in respect of any Section 7 Claim assigned or pledged to such third party by Emerald or Grossman.

(c) The foregoing release may be pleaded by the Company Releasees as the full and complete defense to, and as a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted by Emerald or Grossman in breach of this Section 7, and it is understood and agreed that, in such event, Emerald and Grossman shall be liable for reasonable attorneys’ fees and costs incurred by any Company Releasee in enforcing the provisions hereof, in addition to any other damages that may be incurred by a Company Releasee as a result of the breach of the terms hereof.

8. Release of Claims Against Emerald and Grossman.

(a) Each of New York Health Care and BioBalance, for themselves and on behalf of their respective affiliates, successors, assigns, agents and representatives (collectively, “Company Releasors”), hereby release and forever discharge the Emerald and Grossman and their respective agents and representatives and their respective successors and assigns (collectively, “Grossman Releasees”) from any and all claims, demands, damages, debts, losses, actions, or causes of action of any kind whatsoever, known or unknown, accrued or to accrue, which any Company Releasor could assert against any Grossman Releasee with respect to any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including, but not limited to, claims arising from any Disputed Matter, irrespective of whether such claims arise out of contract, tort, violation of laws or regulations or otherwise (collectively, “Section 8 Claims”), other than Section 8 Claims arising out a breach by Emerald or Grossman of this Agreement or the other agreements entered into by Emerald or Grossman or their respective affiliates on the date hereof in connection with this Agreement.

(b) New York Health Care and BioBalance represent and warrant that they, and their respective affiliates, are the current legal and beneficial owners of all Section 8 Claims released hereby and have not assigned, pledged or contracted to assign or pledge any such Section 8 Claim to any other person or entity. Each of New York Health Care and BioBalance shall indemnify, defend and hold harmless the Grossman Releasees from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages asserted against any Grossman Releasee by any third party in respect of any Section 8 Claim assigned or pledged to such third party by New York Health Care, BioBalance or their affiliates, as the case may be.

(c) The foregoing release may be pleaded by the Grossman Releasees as the full and complete defense to, and as a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted by New York Health Care, BioBalance or their affiliates in breach of this Section 8, and it is understood and agreed that, in such event, New York Health Care or BioBalance, as the case may be, shall be liable for reasonable attorneys’ fees and costs incurred by any Grossman Releasee in enforcing the provisions hereof, in addition to any other damages that may be incurred by a Grossman Releasee as a result of the breach of the terms hereof.

9. No Admission of Liability. The parties acknowledge and agree that nothing contained in this Agreement constitutes an admission or acknowledgement by such party of any (a) violation of any federal, state, or local law, regulation, order, rule or other requirement of law; (b) breach of any contract or other agreement, actual or implied, including, without limitation, the 2006 Settlement Agreement; (c) commission of any tort; or (d) other civil wrong.

10. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person or by overnight courier, or (b)  five (5) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows:

If to Emerald or Grossman, to:

Each of them at their respective addresses set forth in the introductory paragraph hereto,

with a copy to:

Heller, Horowitz & Feit
292 Madison Avenue
New York, New York 10017

Attention: Richard F. Horowitz, Esq.

If to New York Health Care or BioBalance, to:

New York Health Care, Inc.
1850 McDonald Avenue
Brooklyn, New York 11223
Attention: Mr. Murry Englard, Chief Executive Officer

with a copy to:

Cohen Tauber Spievack & Wagner P.C.
420 Lexington Avenue
Suite 2400
New York, New York 10170
Attention: Adam Stein, Esq.

or at such other address or addresses as any party may have advised the other in the manner provided in this Section.

11. Complete Agreement. This Agreement, together with the agreements referenced herein, set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, contracts, promises, representations, warranties, statements, arrangements and understandings, if any, among the parties hereto or their representatives. No waiver, modification or amendment of any provision, term or condition hereof shall be valid unless in writing and signed by the party to be charged therewith, and any such waiver, modification or amendment shall be valid only to the extent therein set forth.

12. Governing Law; Jurisdiction. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of New York, without regard to the provisions for choice of law thereunder. The parties (a) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in a State or Federal Court in the City of New York, County of New York, (b) waive any objection which they may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and (c) irrevocably submit to the jurisdiction of any such court in any such suit, action, or proceeding.

13. Binding Effect; Third Party Beneficiaries.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(b) The parties acknowledge and agree that the Company Releasees and the Grossman Releasees who are not signatories hereto shall be deemed to be third party beneficiaries of this Agreement.

15. Separability. Any provision of this Agreement which may be determined by a court of competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

17. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and shall in no way affect the interpretation or construction of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NEW YORK HEALTH CARE INC.

By: /s/Murry Englard
Name: Murry Englard
Title: Chief Executive Officer

THE BIOBALANCE CORPORATION

By: /s/Murry Englard
Name: Murry Englard
Title: Chief Executive Officer

EMERALD ASSET MANAGEMENT INC.

By: /s/Yitz Grossman
Name: Yitz Grossman
Title: President

/s/Yitz Grossman
Yitz Grossman

EXHIBIT A

2006 SETTLEMENT AGREEMENT

EXHIBIT B

MEMBERSHIP INTEREST SUBSCRIPTION AGREEMENT

EXHIBIT C

CONSULTING AGREEMENT